Exhibit 16.1

May 3, 2005

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C.   20549

Dear Sirs/Madams:

We have read Item 4 of Rowan Companies, Inc. Form 8-K/A dated May 3, 2005, and we agree with the statements made therein, except for the sixth paragraph of Item 4 for which we have no basis for agreement or disagreement.

Yours truly,

/s/ Deloitte & Touche LLP